EXHIBIT 10.1

EXECUTION COPY

LOUIS SALAMONE

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of April 21, 2006, by and between LCC International, Inc., a Delaware corporation (the “Company”), and Louis Salamone (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer and Treasurer, and the Executive desires to accept such employment, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment for an initial term commencing as of the date hereof and ending December 31, 2008, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). The Term shall be subject to automatic one-year renewals unless either party hereto notifies the other, in accordance with Section 9.4, of non-renewal at least ninety (90) days prior to the end of the initial Term or any subsequent Term. This Agreement shall automatically terminate and be of no effect if the Executive does not commence providing services to the Company within 60 days of the date hereof.

2. Duties. The Executive, in his capacity as Chief Financial Officer and Treasurer shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the board of directors or similar governing body of the Company (the “Board”) (including the performance of services for, and serving on the Board of Directors of, any subsidiary or affiliate of the Company without any additional compensation). The Executive will be based at the Company’s headquarters, presently located in McLean, Virginia. The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially and adversely interfere with the Executive’s duties for the Company. The Board may delegate its authority to take any action under this Agreement to the Compensation Committee of the Board (the “Compensation Committee”).

3. Compensation.

3.1 Salary. The Company shall pay the Executive during the Term a base salary at the rate of $350,000 per annum (the “Annual Salary”), payable semi-monthly and subject to regular deductions and withholdings as required by law. The Annual Salary may be increased annually by an amount as may be approved by the Board or the Compensation Committee, and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement.

3.2 Bonus. Commencing with the calendar year 2007, (i) the Executive will be entitled to such bonuses as may be authorized by the Board and (ii) the Executive and the Board will endeavor to agree upon individual and objective Company annual performance criteria. The Executive’s target bonus amount will be 75% of the Annual Salary then in effect for each applicable year, provided, however, that Executive’s Annual Bonus, if any, may be below, at, or above the target based upon the achievement of individual and objective Company annual performance criteria established by the Compensation Committee. With respect to calendar year 2006, the Executive shall be entitled to an aggregate bonus of up to 75% of Annual Salary in the event the Company achieves between 100% and 124% of its overall consolidated EBITDA objectives or 100% of Annual Salary in the event the Company achieves 125% or more of its consolidated EBITDA objectives, pro rated based on the number of days Executive actually served as an Executive of the Company during 2006.

3.3 Equity-Based Awards. Effective as of the date hereof, the Company has granted the Executive 150,000 restricted stock units and 400,000 options to purchase the Company’s Class A common stock, par value ($.01) per share (the “Class A Stock”), pursuant to agreements dated the date hereof between the Company and the Executive (the “2006 Equity Incentive Agreements”), copies of which are attached hereto as Exhibit A and Exhibit B. The Executive may from time to time be awarded such additional restricted stock units, additional share options or other equity-based awards as the Board or the Compensation Committee determines to be appropriate.

3.4 Benefits – In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs. Effective as of the date hereof, the Company and Executive will enter into the Company’s Indemnity Agreement attached hereto as Exhibit C (the “Indemnity Agreement””). During the Term, the Company shall maintain customary liability insurance for trustees and officers and list the Executive as a covered officer.

3.5 Vacation. During the Term, the Executive shall be entitled to vacation of four (4) weeks per year.

3.6 Personal Travel and Local Housing Expenses. It is understood by the Company that Executive lives in New Jersey and does not plan to relocate to within a normal commuting location to the Company’s Headquarters facility in McLean, Virginia. Accordingly, the Company agrees that in connection with employment of the Executive the Company shall (a) reimburse the Executive for expenses actually incurred (and in the case of reimbursement, paid) by Executive in traveling to and from Executive’s home in New Jersey and LCC’s headquarter office in McLean, Virginia (“Personal Travel Expenses”), and (b) provide Executive with a local housing allowance, as described below, and reimburse Executive for certain local utility expenses, also as described below (“Local Housing Expenses”). Personal Travel Expenses shall be reimbursed at the actual amount of expense incurred by Executive. Executive agrees to use an appropriate means of travel (train, commercial airline or personal automobile). Local Housing Expenses shall consist of a housing allowance in the amount of $2,300 per month plus reimbursement of actual expenses incurred by Executive for the following utilities; heat, air-conditioning, electricity and high speed internet service. Executive will also be reimbursed for expenses incurred in connection of Executive’s use of a cell phone, Blackberry or similar device in the performance of Executive’s duties. Executive will submit such expenses, and they will be incurred, in accordance with the travel and reimbursement policies applicable to senior executives of the Company generally. Executive understands that the foregoing Personal Travel Expense and Local Housing Expense payments and reimbursements will be includible in the Executive’s taxable income. Executive’s reimbursement for Personal Travel Expenses and Local Housing Expenses will be discontinued if the Company relocates to a location within a reasonable commuting distance from Executive’s home in New Jersey. In the event Executive undertakes to relocate to an area within a reasonable commuting distance from the Company’s headquarters facility, then the Company will make relocation assistance available to Executive, in accordance with its then current policies for executive officers generally, and following such relocation, the Company will cease paying Personal Travel Expense and Local Housing Expenses pursuant to this Section 3.6.

3.7 Other Expenses Incurred in Connection of the Performance of Executive’s Services. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.

4. Termination upon Death or Disability. If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety except as otherwise provided under this Section 4. If the Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none apply, would have been so eligible under the most recent plan or arrangement), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement; provided, that, the Company will have no right to terminate the Executive’s employment if, in the opinion of a qualified physician reasonably acceptable to the Company, it is reasonably certain that the Executive will be able to resume the Executive’s duties on a regular full-time basis within 90 days of the date the Executive receives notice of such termination.

Upon death of the Executive or upon termination of the Executive’s employment by virtue of disability (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 4) other than Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year not yet paid, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and (ii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 9.13). For purposes of this Section 4, the “Effective Date of the Termination” shall mean the date of death or the date on which a notice of termination by virtue of disability is given by the Company or any later date set forth in such notice of termination.

For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in this Section 4 constitute liquidated damages for termination of his employment during the Term upon his death or by virtue of his disability, provided, however, that nothing in this Section 4 shall be deemed to amend or modify the applicable terms of any agreement executed between the Executive and the Company with respect to stock options or restricted stock units granted to Executive under the Company’s equity incentive plans.

5. Other Terminations of Employment.

5.1 Termination for Cause; Termination of Employment by the Executive Without Good Reason.

(a)	For purposes of this Agreement, “Cause” shall mean:
(i) (ii)	the Executive’s commission of any felony; the Executive’s commission of an act of fraud, theft or dishonesty;

(iii) the continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder;

(iv) any material violation of Company policy, including without limitation, the Company’s Corporate Standards of Conduct;

(v) any material violation by the Executive of Sections 6, 7 or 8 below; or

(iv) the Executive’s material breach of this Agreement.

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Cause under clause (iii), (iv), (v) or (vi) above, the Executive shall have 30 days from the date written notice is given by the Company of such event or condition to cure such event or condition and, if the Executive does so, such event or condition shall not constitute Cause hereunder.

(b) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive:

(i) the material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially and adversely inconsistent with the Executive’s position or positions with the Company and its subsidiaries (except if the Company and Executive deem it in the best interests of the Company for the duties of Treasurer to be performed by an individual other than the Executive);

(ii) a reduction in Annual Salary of the Executive except in connection with a reduction in compensation generally applicable to senior management employees of the Company provided that such reduction does not exceed 15% of Executive’s Salary as defined in Section 3.1 above;

(iii) the Company’s material and willful breach of this Agreement.

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason, the Company shall have 30 days from the date on which the Executive gives the written notice thereof to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder. Further, an event or condition shall cease to constitute Good Reason one (1) year after the event or condition first occurs.

(c) The Company may terminate the Executive’s employment for Cause and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. If the Company terminates the Executive for Cause, (i) the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 5.1(c)) other than Annual Salary and other benefits, including payment for accrued but unused vacation (but excluding any bonuses) earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) the provisions of Section 5.3 shall apply and (iii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 9.13). For purposes of this Section 5.1(c), the “Effective Date of the Termination” shall mean the date on which a notice of termination is given by the Company or any later date set forth in such notice of termination.

(d) The Executive may terminate his employment without Good Reason. If the Executive terminates the Executive’s employment with the Company without Good Reason: (i) the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 5.1(d)) other than Annual Salary and other benefits, including payment for accrued but unused vacation (but excluding any bonuses) earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and (ii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 9.13). For purposes of this Section 5.1(d), the “Effective Date of the Termination” shall mean the date on which a notice of termination is given by the Executive or any later date set forth in such notice of termination.

(e) In the event the Executive or the Company elects not to renew this Agreement pursuant to Section 1 above or the Company elects not to renew this Agreement pursuant to Section 1 above after the Executive reaches age 66, (i) the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 5.1(e)) other than Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for any prior years not yet paid, any bonus earned with respect to the calendar year in which the Effective Date of Termination occurred, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and (iii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 9.13). For purposes of this Section 5.1(e), the “Effective Date of the Termination” shall mean the last day of the calendar year during which the Executive or the Company, as applicable, gave notice under Section 1.

5.2 Termination Without Cause; Termination for Good Reason. The Company may terminate the Executive’s employment at any time without Cause, for any reason or no reason, and the Executive may terminate the Executive’s employment with the Company for Good Reason. If the Company or the Executive terminates the Executive’s employment and such termination is not described in Section 4 or Section 5.1 or if the Company provides a notice of non-renewal of this Agreement prior to the Executive’s 66th birthday, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination (as defined below in this Section 5.2) other than Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year not yet paid, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) notwithstanding item (i) above of this Section 5.2, the Executive shall receive in addition to the compensation described in item (i) above of this Section 5.2, a cash payment equal to the Severance Payment (as defined below in this Section 5.2) payable no later than 30 days after the Effective Date of the Termination and (iii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 9.13). The “Severance Payment” means one (1) times the sum of: (i) the Executive’s Annual Salary in effect on the day of termination and (ii) the Executive’s target bonus for the calendar year in which the Effective Date of Termination occurs, or if no target bonus for such calendar year has been set on or prior to the Effective Date of Termination, the target bonus for the prior year, provided that, if the Effective Date of Termination occurs within 365 days following the occurrence of a Change in Control (as defined below in this Section 5.2), the Severance Payment means one and one half (1 1/2) times the aforesaid sum. For purposes of this Section 5.2, (i) the “Effective Date of the Termination” shall mean the date of termination specified in the Company’s or the Executive’s notice of termination, as applicable, and (ii) a “Change in Control” shall be deemed to occur upon the consummation of (x) the sale of all or substantially all of the assets of the Company to another person, (y) a merger, consolidation or reorganization of the Company with one or more other persons where the Company is not the surviving person unless all or substantially all of the persons who were the beneficial owners, respectively, of the combined voting power of all classes of stock of the Company, immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of all class of stock of the person resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction or (z) a merger, acquisition or other transaction in which the Company is the surviving corporation that results in any person (other than persons who are holders of 5% or more of the stock of the Company at the time the transaction is approved by the shareholders and other than any affiliate) acquiring beneficial ownership of more than 50% of the combined voting power of all classes of stock of the company, excluding any change in voting control arising as a result of the conversion of Class B common stock, par value $.01 per share, of the Company, to Class A Common Stock or any distribution by RF Investors, L.L.C. to any of its direct or indirect owners, investors or their respective affiliates (within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as amended).

5.3 Nature of Payments. For the avoidance of doubt, the Executive acknowledges and agrees that the Company’s payment obligations set forth in this Section 5 constitute liquidated damages for termination of the Executive’s employment during the Term.

6. Noncompetition and NonSolicitation.

6.1 Noncompetition. The Executive agrees with the Company that, during the Term of this Agreement and for one year thereafter (the “Restriction Period”), the Executive will not , directly or indirectly (whether as an officer, director, employee, consultant, agent, advisor, stockholder, partner, joint venturer, proprietor or otherwise): (i) engage or otherwise become interested in any business or activity that directly or indirectly competes with any business of the Company or any of its subsidiaries (or any of their successors) as conducted or contemplated during his period of employment with the Company, (ii) solicit or hire for employment by any person that engages in any business or activity that directly or indirectly competes with any business of the Company or any of its subsidiaries (or any of their successors) as conducted or contemplated during his period of employment with the Company, or induce the termination of employment of, any employee or other personnel who is or was providing services to the Company or any of its subsidiaries at the time of, or within the six month period prior to the date of, such solicitation, hiring or inducement or (iii) take any action intended to cause any vendor, customer or business associate of the Company or any of its subsidiaries to terminate, sever, reduce or otherwise adversely alter its relationship with the Company or any of its subsidiaries.

6.2 Reasonable and Necessary Restrictions. The Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including, without limitation the Restriction Period, are reasonable, fair and equitable in terms of duration, scope and geographic area, are necessary to protect the legitimate business interests of the Company and are a material inducement to the Company to enter into this Agreement.

6.3 Forfeiture of Severance Payments. In the event the Executive breaches any provision of Section 6.1, in addition to any other remedies that the Company may have at law or in equity, the Executive shall promptly reimburse the Company for any Severance Payments received from, or payable by, the Company. In addition, the Company shall be entitled in its sole discretion to offset all or any portion of the amount of any unpaid reimbursements against any amount owed by the Company to the Executive.

7. Nondisclosure and Confidentiality.

7.1 Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean all information or materials of a confidential or proprietary nature which the Executive receives during the course of his employment with the Company or through the use of any of the Company ‘s facilities or resources, including, without limitation, the following:

(i) All information or materials relating to any software program, hardware product or other product of the Company, including, without limitation, source and object codes, algorithms, schematics, flowcharts, logic diagrams, designs, coding sheets, techniques, specifications, technical information, test data, know-how, worksheets and related documentation and manuals;

(ii) All information or materials relating to the consulting, engineering and/or other services provided by the Company, including, without limitation, techniques, methodologies, know-how, instruction booklets, course materials, printouts, presentation materials, training aids and related documentation and manuals;

(iii) All information or materials relating to the business or operations of the Company, including, without limitation, business plans and strategies, financial information, marketing plans and studies, pricing practices, quoting procedures, computer system passwords and employee records;

(iv) All other information or materials relating to the business or activities of the Company which are not generally known to the public (including any information that is marked “Confidential” or “Proprietary”); and

(v) All information or materials received by the Company from any third party subject to a duty to maintain the confidentiality thereof and to use such information or materials only for certain limited purposes.

7.2 Nondisclosure of Confidential Information. The Executive acknowledges that in the course of his employment with the Company he will have access to Confidential Information. During the Executive’s employment with the Company and following the termination of such employment, except with the Company’s express written consent or as may otherwise be required by law or any legal process, the Executive shall not, (i) directly or indirectly, disclose or reveal any Confidential Information to any third party, except as may be required or appropriate in connection with his carrying out his duties under this Agreement or (ii) use any Confidential Information for the benefit of any person other than the Company and its subsidiaries. The Executive shall retain all Confidential Information in strictest confidence and shall take all reasonable precautions to prevent the inadvertent or accidental disclosure of any Confidential Information.

7.3 Return of Confidential Information. The Executive agrees to return all Confidential Information in his possession (including any copies thereof) immediately: (i) upon the termination of his employment with Employer or (ii) at any time upon request by the Board.

8. Inventions.

8.1 Definitions of Inventions and Prior Inventions. For purposes of this Agreement, (i) the term “Inventions” means any invention, idea, improvement, process, design, software program code, logic diagrams, flow charts, decision charts, drawings, procedural diagrams, coding sheets, documentation manuals, technique, configuration, methodology, know-how, original work of authorship or other innovation or writing of any kind (whether or not patentable, copyrightable or subject to other legal protection) made, developed, conceived of or reduced to practice by the Executive, either alone or jointly with others, during the term of the Executive’s employment with the Company (whether or not made, developed, conceived or reduced to practice during the Executive’s normal working hours or while at the Company’s offices) which: (x) results from any work performed by the Executive for the Company, (y) relates to the Company’s business or its research and development activities or (z) is made with or using the Company’s equipment, supplies, facilities or Confidential Information and (ii) the term “Prior Invention” means any invention, idea, improvement, process, design, software program code, logic diagrams, flow charts, decision charts, drawings, procedural diagrams, coding sheets, documentation manuals, technique, configuration, methodology, know-how, original work of authorship or other innovation or writing of any kind (whether or not patentable, copyrightable or subject to other legal protection) made, developed, conceived of or reduced to practice by the Executive, either alone or jointly with others, prior to his employment with the Company.

8.2 Disclosure of Inventions; Assignment. The Executive hereby agrees: (i) to disclose all Inventions in writing to the Company and (ii) that all Inventions, including without limitation any copyrights on any Invention, are and shall be the sole and exclusive property of the Company, whether as “works for hire” or otherwise. The Executive hereby irrevocably assigns and transfers to the Company all the Executive’s right, title and interest in and to any and all Inventions and the ownership of any copyright in such Inventions (whether published on unpublished). The Executive agrees not to disclose any Invention to any third party without the Company’s prior written consent. The Executive agrees, at the Company’s request (whether during or after the term of the Executive’s employment with the Company) and at the Company’s expense to (i) execute specific assignments in favor of the Company with respect to any Invention and (ii) execute such documents and perform such lawful actions as the Company deems necessary to advisable in order to enable the Company to procure, maintain and/or enforce any patent, copyright, trademark or other legal protection (whether in the United States or in any foreign country) relating to any Invention.

8.3 Moral Rights. The Executive hereby irrevocably and forever waives and agrees never to assert any moral rights which the Executive may have in any Invention (including, without limitation, any right of paternity or integrity, any right to claim authorship of such Invention, any right to object to any distortion, mutilation or modification of such Invention or any similar right, whether existing under any United States or any foreign law).

8.4 Prior Inventions. All Prior Inventions shall be excluded from the scope of this Agreement. Attached hereto as Exhibit D is a list of all Prior Inventions which relate in any manner to the Company ‘s business. The Executive hereby represents that such list is complete and that, if no such list is attached, the Executive has no such Prior Inventions.

9. Other Provisions.

9.1 Specific Performance. The Executive acknowledges that the obligations undertaken by such Executive pursuant to Sections 6, 7 and 8 of this Agreement are unique and that the Company likely will have no adequate remedy at law if the Executive shall fail to perform any of such Executive’s obligations hereunder, and the Executive therefore confirms that the Company’s right to specific performance of the terms of Sections 6, 7 and 8 of this Agreement is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of Sections 6, 7 and 8 this Agreement specifically performed by the Executive, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the Executive. The Executive hereby acknowledges and warrants that he will be fully able to earn a livelihood for himself and his dependents if these covenants are specifically enforced against him, the Executive hereby further acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising such remedies, and the Executive hereby waives any such requirement or condition.

9.2 Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement. If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

9.3 Attorneys’ Fees. In the event of any legal proceeding relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding.

9.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received if it is sent by facsimile communication during normal business hours on a business day or one business day after it is sent by facsimile and received if sent other than during business hours on a business day, (iii) one business day after it is sent via a reputable overnight courier service, charges prepaid, or (iv) when received if it is delivered by hand, in each case to the intended recipient as set forth below:

(i) if to the Executive, to the address set forth in the records of the Company; and

(ii) if to the Company,

LCC International, Inc

7925 Jones Branch Drive

McLean, VA 22102

Attention: General Counsel

Facsimile: (703) 873-2300.

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

9.5 Entire Agreement. This Agreement, together with the 2005 Equity Incentive Agreements and the Confidentiality Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

9.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

9.8 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any Change in Control, the Company may assign this Agreement and its rights hereunder.

9.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

9.10 No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

9.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

9.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

9.13 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4 through 8 (to the extent necessary to effectuate the post-termination obligations set forth therein) and of Section 9 shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

9.14 Existing Agreements. The Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

9.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.16 Parachute Provisions. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below in this Section 9.16) alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 9.16 ) as if no excise taxes had been imposed with respect to Parachute Payments. The amount of any payment under this Section 9.16 shall be computed by a certified public accounting firm mutually and reasonably acceptable to the Executive and the Company, the computation expenses of which shall be paid by the Company. “Parachute Payment” shall mean any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

9.17 Section 409A of the Internal Revenue Code.

(a) Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a Subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)) and (B) as a result of such termination, the Executive would receive any payment that, absent the application of this Section 9.17, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Executive’s termination date, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax.

(b) It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

9.18 Certain Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.

(b) A “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in New York City, New York.

(c) A “person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any court, administrative agency or commission or other governmental authority.

(d) A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

LCC INTERNATIONAL, INC.

By:      /s/ Dean Douglas
Name: Dean J. Douglas
Title: President and Chief Executive Officer

     /s/ Louis Salamone, Jr.
Louis Salamone, Jr.

Exhibit A

MEMORANDUM

TO:	Louis Salamone

FROM:	Stock Plan Administration

DATE:	April 21, 2006

SUBJECT:	Stock Unit Grant Letter

Pursuant to the terms of the Amended and Restated Equity Incentive Plan (the “Plan”) of LCC International, Inc. (the “Company”), you have been granted stock units relating to one hundred fifty thousand (150,000) shares of the Company’s Class “A” Common Stock. Your stock units were granted by the Compensation and Stock Option Committee of the Board of Directors of the Company (the “Compensation Committee”) on April 21, 2006 (the “Grant Date”).

Your Stock Units are subject to the Plan and the Stock Unit Agreement Terms and Conditions (the “Stock Unit Terms and Conditions”) adopted by the Compensation Committee and attached hereto. The Plan Prospectus and the Plan are available on the intranet at link.lcc.com, and the terms of both the Plan and the Stock Unit Terms and Conditions are incorporated by reference herein.

Your stock units vest in one-third increments on each of the first, second and third anniversary of the Grant Date; provided that you remain in Service with the Company or one of its affiliated companies. You will forfeit your unvested stock units automatically and without notice if you do not commence Service with the Company within ninety days of the Grant Date or upon termination of your Service, other than (x) by reason of your death or Disability (as defined in the Plan) or (y) by the Company without Cause (as defined in your employment agreement with the Company dated the date hereof, as amended from time to time (the “Employment Agreement”)) or by you for Good Reason (as defined in the Employment Agreement).

If your Service is terminated (x) as a result of your death or Disability or (y) by the Company without Cause or by you for Good Reason, your stock units shall become 100% vested on the date of such termination. If there is a Change in Control (as defined in the Stock Unit Terms and Conditions) within eighteen (18) months following the Grant Date, your stock units shall become vested to the extent of 66 2/3% of the total amount thereof.

You have the right to accept or decline the stock units granted to you. Please indicate your decision by checking the ACCEPT or DECLINE box below, and sign and return this form within 30 days to “Stock Plan Administration” at the Company’s corporate headquarters in McLean. Your acceptance means that you acknowledge having reviewed, and that you agree to be bound by, the terms of the Plan, the Stock Unit Terms and Conditions and this letter.

ACCEPT _X     DECLINE

In addition to the foregoing, the Company hereby requests that you consent to delivery to you of all prospectuses and other documents required to be delivered to you by the Company in connection with the Plan and any stock units granted to you under the Plan
(whether in the past, at present or in the future) under applicable securities laws by posting such prospectuses and other documents on the Company Intranet under Investor Relations/Option Plans. You may revoke this consent at any time by notifying the Company in writing. The Company still has the right to deliver such prospectuses or other documents to you in any other manner permitted under applicable law. Moreover, you may obtain a paper copy of such prospectuses or other documents by contacting the Company’s Human Resources Department. Please indicate your decision by checking the CONSENT or DO NOT CONSENT box below.

CONSENT _X     DO NOT CONSENT

If you have any questions regarding the foregoing, please contact LCC Stock Administration representatives Brady Kavulic 703.873.2691 or David Marks 703.873.2390.

Director/Grantee:

LOUIS SALAMONE, JR.
Print Name

/s/ Louis Salamone, Jr.	4/21/06

Signature		Date

Exhibit B

MEMORANDUM

TO:	Louis Salamone

FROM:	Stock Plan Administration

DATE:	April 21, 2006

SUBJECT:	Stock Option Grant

Pursuant to the terms of the Amended and Restated Equity Incentive Plan (the “Plan”) of LCC International, Inc. (the “Company”), you have been granted options to purchase four hundred thousand (400,000) shares of the Company’s Class “A” Common Stock. Your options were granted by the Board of Directors on April 21, 2006 (the “Grant Date”), and the exercise price is $ 3.75 per share, the fair market value of the underlying Class “A” Common Stock on the Grant Date.

Your options are subject to the Plan and Stock Option Agreement Terms and Conditions (the “Option Terms and Conditions”) adopted by the Board. The Option Terms and Conditions are attached hereto and the Plan Prospectus and the Plan are available on the intranet at link.lcc.com, and the terms of both the Plan and the Option Terms and Conditions are incorporated by reference herein.

Your options vest as follows:

Percentage Vesting	20 Day Average Closing Price Per Share

First 25%	$4.00

Next 25%	$5.75

Next 25%	$7.25

Final 25%	$9.00

Your options will vest in pro rata increments based on the 20 day average closing price per share within the share price bands, provided that in no event (other than as set forth in clauses (a), (c) and (d) below) shall options held by you vest with respect to more than one third (1/3rd) of the shares of Class “A” Common Stock subject to this grant in any single calendar year. To the extent that, solely as a result of the proviso of the foregoing sentence, options with respect a number of shares do not vest in a particular calendar year, such options shall vest on January 1 of the immediately following calendar year. Price per share will be adjusted for stock splits.

Your options will terminate automatically and without notice (i) if you do not commence service with the Company as an employee within ninety (90) of the Grant Date, (ii) if your employment is terminated by the Company for Cause (as defined in your employment agreement with the Company dated the date hereof, as amended from time to time (the “Employment Agreement”)), or (iii) thirty (30) days after you no longer are serving as an employee or a director of the Company, except as follows:

(a) If your employment is terminated by reason of your death or Disability (as defined in the Plan), your options shall become 100% vested on the date of such termination and shall remain exercisable for a period of twelve (12) months following your termination date.

(b) other than in connection with a Change in Control (as defined in the Non-Incentive Stock Option Terms and Conditions) as set forth in subsections (c) and (d) below, if your employment is terminated by the Company other than for Cause or by you for Good Reason (as defined in the Employment Agreement), your options will remain exercisable with respect to the vested portion of the options as of the date of your termination for a period of eighteen (18) months.

(c) in the event of Change in Control within eighteen (18) months following the grant date, and your options have not otherwise become vested to a greater extent, your options shall become vested as to 50% of the total amount thereof.

(d) if your employment is terminated, within three (3) months prior to or within eighteen (18) months after a Change in Control, by the Company other than for Cause or by you for Good Reason, your options shall become 100% vested on the date of such termination and shall remain exercisable for a period of twenty-four (24) months following your termination date.

You have the right to accept or decline the options granted to you. Please indicate your decision by checking the ACCEPT or DECLINE box below, and sign and return this form within 30 days to “Stock Plan Administration” at the Company’s corporate headquarters in McLean. Your acceptance means that you acknowledge having reviewed, and that you agree to be bound by, the terms of the Plan, the Option Terms and Conditions and this letter.

ACCEPT _X     DECLINE

In addition to the foregoing, the Company hereby requests that you consent to delivery to you of all prospectuses and other documents required to be delivered to you by the Company in connection with the Plan and any options granted to you under the Plan (whether in the past, at present or in the future) under applicable securities laws by posting such prospectuses and other documents on the Company Intranet under Investor Relations/Option Plans. You may revoke this consent at any time by notifying the Company in writing. The Company still has the right to deliver such prospectuses or other documents to you in any other manner permitted under applicable law. Moreover, you may obtain a paper copy of such prospectuses or other documents by contacting the Company’s Human Resources Department. Please indicate your decision by checking the CONSENT or DO NOT CONSENT box below.

CONSENT _X     DO NOT CONSENT

If you have any questions regarding the foregoing, please contact LCC Stock Administration representative Brady Kavulic at 703.873.2691.

Director/Optionee:

Louis Salamone, Jr.
Print Name

/s/Louis Salamone, Jr.	4/21/06

Signature	Date

Exhibit C

April 21, 2006

Dear Mr. Salamone:

LCC International, Inc., a Delaware corporation (the “Company”), hereby represents to, and agrees with Mr. Salamone, an individual having the address shown above (the “Indemnitee”), as follows: the Company desires that Indemnitee serve the Company in an Indemnifiable Capacity. Further, the Company desires and intends hereby explicitly to undertake to provide indemnification (as further described herein) against any and all liabilities asserted against Indemnitee by virtue of such service in an Indemnifiable Capacity to the fullest extent permitted by any applicable law. Such indemnification will be in accordance with the terms and conditions of this Letter Agreement.

Section 1. Definitions. As used in this Letter Agreement:

(a) “Change in Control” shall mean any change in the ownership of a majority of the outstanding shares of common stock of the Company.

(b) “Disinterested Director” shall mean a director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is being sought by Indemnitee.

(c) “Expenses” shall include all direct and indirect costs (including, without limitation, attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, all other disbursements or out-of pocket expenses and reasonable compensation for time spent by Indemnitee for which he is otherwise not compensated by the Company) actually and reasonably incurred in connection with a Proceeding or establishing or enforcing a right to indemnification under this Letter Agreement, applicable law or otherwise; provided, however, that “Expenses” shall not include any Liabilities.

(d) “Final Adverse Determination” shall mean that a determination that Indemnitee is not entitled to indemnification shall have been made pursuant to Section 7 hereof and either (i) a final adjudication in a court of competent jurisdiction pursuant to Section 10(a) hereof shall have denied Indemnitee’s right to indemnification hereunder, or (ii) Indemnitee shall have failed to file a complaint in a court of competent jurisdiction pursuant to Section 10(a) during the Indemnification Period (as defined below).

(e) “Indemnifiable Capacity” shall mean that a person is or was a director and/or executive officer of the Company, or, while serving the Company in such position, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan, or other enterprise.

(f) “Independent Legal Counsel” shall mean a law firm or a member of a law firm selected by the Company and approved by Indemnitee (which approval shall not be unreasonably withheld) or, if there has been a Change in Control, selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld) and that neither is presently nor in the past five years has been retained to represent: (i) the Company or any of its subsidiaries or affiliates, or Indemnitee or any corporation as to which Indemnitee was or is a director, officer, employee or agent, or any subsidiary or affiliate of such a corporation, in any material matter, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s right to indemnification under this Letter Agreement.

(g) “Liabilities” shall mean liabilities of any type whatsoever including, but not limited to, any judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) of any Proceeding.

(h) “Proceeding” shall mean any threatened, pending or completed action, claim, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, including any appeal therefrom.

Section 2. Services by Indemnitee. Indemnitee agrees to serve in an Indemnifiable Capacity so long as he is duly appointed in accordance with the applicable provisions of the Certificate of Incorporation and the By-Laws of the Company or applicable constituent documents of any other entity and until such time as he resigns or is removed from his position. Indemnitee may at any time and for any reason resign or be removed from such position (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the Company shall have no obligation under this Letter Agreement to continue Indemnitee in any such position.

Section 3. Indemnification.

(a) The Company shall indemnify Indemnitee against Expenses and Liabilities in connection with any Proceeding arising from the fact that the Indemnitee serves or served in an Indemnifiable Capacity to the fullest extent permitted by applicable law, the Certificate of Incorporation or By-Laws of the Company in effect on the date hereof or as such law, Certificate of Incorporation or By-Laws may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Company to provide broader indemnification rights than the law, the Certificate of Incorporation or the By-Laws permitted the Company to provide before such amendment). The rights to indemnification provided in the Certificate of Incorporation or By-Laws shall be presumed to have been relied upon by Indemnitee in serving or continuing to serve the Company and shall be enforceable as a contract right. Without diminishing the scope of the indemnification provided by this Section 3, the Company shall indemnify Indemnitee whenever he is or was a party or is threatened to be made a party to any Proceeding, including without limitation any such Proceeding brought by or in the right of the Company, because he serves or served in an Indemnifiable Capacity or because of anything done or not done by him in such Indemnifiable Capacity, against Expenses and Liabilities actually and reasonably incurred by Indemnitee or on his behalf in connection with such Proceeding, including the costs of any investigation, defense, settlement or appeal, except that no indemnification shall be made with respect to any claim, issue or matter if Indemnitee was finally adjudged to be liable to the Company by a court of competent jurisdiction due to his gross negligence or willful misconduct unless and to the extent that a Delaware Court of Chancery or the court in which the action was heard determines that Indemnitee is entitled to indemnification for such amounts as the court deems proper. Further, no indemnification shall be made for the accounting of profits made from the purchase or sale by Indemnitee of securities of the Company within the meaning of section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any state statutory or common law. In addition to, and not as a limitation of, the foregoing, the rights of indemnification of Indemnitee provided under this Letter Agreement shall include those rights set forth or referenced in Sections 4, 6, 8, 9, 12 and 14 below.

(b) Indemnitee shall be paid promptly by the Company all amounts necessary to effectuate the foregoing indemnity.

Section 4. Advancement of Expenses.

(a) All reasonable Expenses incurred by or on behalf of Indemnitee shall be advanced from time to time by the Company to him within thirty (30) days after the Company’s receipt of a written request for an advance of Expenses, whether prior to or after final disposition of a Proceeding (except to the extent that there has been a Final Adverse Determination that Indemnitee is not entitled to be indemnified for such Expenses), including without limitation any Proceeding brought by or in the right of the Company. The written request for an advancement of any and all Expenses under this paragraph shall contain reasonable detail of the Expenses incurred by Indemnitee. If required by law at the time of such advance, Indemnitee hereby agrees to repay the amounts advanced if it is ultimately determined that Indemnitee is not entitled to be indemnified pursuant to the terms of this Letter Agreement.

(b) In the event that any person (including, without limitation, the Company) challenges the reasonableness of any Expenses for which Indemnitee requests an advance, an affidavit provided to the Company by Independent Legal Counsel certifying that, in the view of such Independent Legal Counsel, the Expenses in question were reasonably incurred shall finally and conclusively (but not exclusively) establish the reasonableness of such Expenses for purposes of determining Indemnitee’s entitlement to advancement of such Expenses, but not for purposes of later determining Indemnitee’s entitlement to indemnification pursuant to this Letter Agreement at the conclusion of the underlying action.

Section 5. Limitations.

(a) The foregoing indemnity and advancement of Expenses shall apply only to the extent that Indemnitee has not been indemnified and reimbursed pursuant to such insurance as the Company may maintain for Indemnitee’s benefit, or otherwise.

(b) In the event of payment under this Letter Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers reasonably required and shall take such actions as may be reasonably necessary to secure such rights, including the execution and delivery of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

Section 6. Insurance and Funding. The Company may purchase and maintain insurance to protect itself and/or Indemnitee against any Expenses and Liabilities in connection with any Proceeding to the fullest extent permitted by applicable laws. The Company may create a trust fund, grant an interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification or advancement of Expenses as provided in this Letter Agreement. The Company shall not be required to maintain such insurance if such insurance is not reasonably available or if, in the reasonable business judgment of the Board of Directors of the Company, or any appropriate committee thereof, which shall be conclusively established by such determination by the Board of Directors of the Company or such appropriate committee thereof, either (i) the premium cost for such insurance is significantly disproportionate to the amount of coverage thereunder or (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.

Section 7. Procedure for Determination of Entitlement to Indemnification.

(a) Whenever Indemnitee believes that he is entitled to indemnification pursuant to this Letter Agreement, Indemnitee shall submit a written request for indemnification to the Company. Any request for indemnification shall include sufficient documentation or information reasonably available to Indemnitee to support his claim for indemnification. Indemnitee shall submit his claim for indemnification within a reasonable time not to exceed five years after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, final termination or other disposition or partial disposition of any Proceeding, whichever is the later date for which Indemnitee requests indemnification. The President or the Secretary or other appropriate officer shall, promptly upon receipt of Indemnitee’s request for indemnification, advise the Board of Directors of the Company in writing that Indemnitee has made such request. Determination of Indemnitee’s entitlement to indemnification shall be made not later than sixty (60) days after the Company’s receipt of his written request for such indemnification; if no determination has been made in such 60-day period, the Company shall be deemed to have approved the request, in the absence of (i) a knowing or intentional misrepresentation of or knowing or intentional failure to disclose a material fact by Indemnitee or (ii)  a specific finding (which has become final) by a court of competent jurisdiction that all or any part of such indemnification is expressly prohibited by the law of the State of Delaware.

(b) Indemnitee’s entitlement to indemnification under this Letter Agreement shall be determined in one of the following ways:

(i) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors;

(ii) by written opinion of Independent Legal Counsel, if: (A) a Change of Control shall have occurred and Indemnitee so requests, (B) there are no Disinterested Directors, or (C) a majority of Disinterested Directors (even though less than a quorum of the Board of Directors) so directs;

(iii) by the stockholders of the Company, but only if a majority of the Disinterested Directors (even though less than a quorum of the Board of Directors) presents the issue of entitlement to indemnification to the stockholders for their determination; or

(iv) as provided in Section 7(a) above.

Section 8. Continuation of Indemnification. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee serves in an Indemnifiable Capacity, and shall continue following such period during any period that Indemnitee shall be subject to any Proceeding, any appeal in any such Proceeding, or any inquiry or investigation that could lead to any such Proceeding, by reason of the fact that Indemnitee served in an Indemnifiable Capacity (the “Indemnification Period”).

Section 9. Fees and Expenses of Independent Legal Counsel. The Company agrees to pay the reasonable fees and expenses of Independent Legal Counsel should such Independent Legal Counsel be retained to make a determination of the reasonableness of Expenses pursuant to Section 4(b) of this Letter Agreement or Indemnitee’s entitlement to indemnification pursuant to Section 7 of this Letter Agreement, and to fully indemnify such Independent Legal Counsel against any and all expenses and losses incurred by it arising out of or relating to this Letter Agreement or its engagement pursuant hereto.

Section 10. Remedies of Indemnitee.

(a) In the event that (i) a determination pursuant to Section 7 hereof is made that Indemnitee is not entitled to indemnification, (ii) advances of Expenses are not made pursuant to this Letter Agreement, (iii) payment has not been timely made following a determination of entitlement to indemnification pursuant to this Letter Agreement, or (iv) Indemnitee otherwise seeks enforcement of this Letter Agreement, Indemnitee shall be entitled to seek an adjudication of his rights, at his sole option, either in (i) any court of competent jurisdiction or (ii) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Company shall not oppose Indemnitee’s right to seek any such adjudication or arbitration.

(b) In the event that a determination that Indemnitee is not entitled to indemnification, in whole or in part, has been made pursuant to Section 7 hereof, the decision in the judicial proceeding provided in paragraph (a) of this Section 10 shall be made de novo and Indemnitee shall not be prejudiced by reason of determination that he is not entitled to indemnification.

(c) If a determination that Indemnitee is entitled to indemnification has been made pursuant to Section 7 hereof or otherwise pursuant to the terms of this Letter Agreement, the Company shall be bound by such determination in the absence of (i) a knowing or intentional misrepresentation of or a knowing or intentional failure to disclose a material fact by Indemnitee or (ii) a specific finding (which has become final) by a court of competent jurisdiction that all or any part of such indemnification is expressly prohibited by the law of the State of Delaware.

(d) In any court proceeding pursuant to this Section 10, the Company shall be precluded from asserting that the procedures of this Letter Agreement are not valid, binding and enforceable. The Company shall stipulate in any such court that the Company is bound by all the provisions of this Letter Agreement and is precluded from making any assertion to the contrary.

(e) In the event that Indemnitee, pursuant to this Section 10, seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Letter Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any expenses actually and reasonably incurred by him if Indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, all such expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be paid by the Company.

Section 11. Modification, Waiver, Termination and Cancellation. No supplement, modification, termination, cancellation or amendment of this Letter Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Letter Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

Section 12. Notice by Indemnitee and Defense of Claim. Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter, whether civil, criminal, administrative or investigative, but the omission so to notify the Company will not relieve it from any liability which it may have to Indemnitee if such omission does not prejudice the Company’s rights. If such omission does prejudice the Company’s rights, the Company will be relieved from liability only to the extent of such prejudice; nor will such omission relieve the Company from any liability which it may have to Indemnitee otherwise than under this Letter Agreement. With respect to any Proceeding as to which Indemnitee notifies the Company of the commencement thereof:

(a) The Company will be entitled to participate therein at its own expense; and

(b) The Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee; provided, however, that the Company shall not be entitled to assume the defense of any Proceeding if there has been a Change in Control or if Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee with respect to such Proceeding. After notice from the Company to Indemnitee of its election to assume the defense thereof, the Company will not be liable to Indemnitee under this Letter Agreement for any Expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its own counsel in such Proceeding but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless:

(i) The employment of counsel by Indemnitee has been authorized by the Company;

(ii) Indemnitee shall have reasonably concluded that counsel engaged by the Company may not adequately represent Indemnitee;

(iii) The Company shall not in fact have employed counsel to assume the defense in such Proceeding or shall not in fact have assumed such defense and be acting in connection therewith with reasonable diligence;

in each of which cases the fees and expenses of such counsel shall be at the expense of the Company.

(c) The Company shall not be liable to indemnify Indemnitee under this Letter Agreement for any amounts paid in settlement of any proceeding effected without its written consent. The Company shall not settle any Proceeding in any manner which would impose any penalty, obligation or limitation on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold consent to any proposed settlement.

Section 13. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed.

(a) If to Indemnitee, to:

Mr. Louis Salamone

(b) If to the Company, to:

LCC International, Inc.

7925 Jones Branch Drive

McLean, Virginia 22102

Attention: General Counsel

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

Section 14. Nonexclusivity. The rights of Indemnitee hereunder shall not be deemed exclusive of any other rights to which Indemnitee may now or in the future be entitled under the General Corporation Law of the State of Delaware, the Company’s Certificate of Incorporation or By-Laws or any agreements, vote of members, resolution of the Board of Directors of the Company or otherwise.

Section 15. Binding Effect, Duration and Scope of Agreement. This Letter Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives. This Letter Agreement shall continue in effect during the Indemnification Period (as defined in Section 8 hereof), regardless of whether Indemnitee continues to serve in an Indemnifiable Capacity.

Section 16. Severability. If any provision or provisions of this Letter Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable for any reason whatsoever the validity, legality and enforceability of the remaining provisions of this Letter Agreement shall not in any way be affected or impaired thereby and to the fullest extent legally possible, the provisions of this Letter Agreement shall be construed so as to give effect to the intent of any provision held invalid, illegal or unenforceable.

Section 17. Governing Law and Interpretation of Agreement. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts between residents of the State of Delaware entered into and to be performed entirely within the State of Delaware. If the laws of the State of Delaware are hereafter amended to permit the Company to provide broader indemnification rights than said laws permitted the Company to provide prior to such amendment, the rights of indemnification and advancement of expenses conferred by this Letter Agreement shall automatically be broadened to the fullest extent permitted by the laws of the State of Delaware, as so amended.

Section 18. Consent to Jurisdiction. The Company and Indemnitee each irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or related to this Letter Agreement.

Section 19. Entire Agreement. This Letter Agreement represents the entire agreement between the parties hereto, and there are no other agreements, contracts or understandings between the parties hereto with respect to the subject matter of this Letter Agreement, except as specifically referred to herein or as provided in Section 14 hereof.

Section 20. Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement.

If the foregoing is acceptable to you, please execute and return to me a copy of this Letter Agreement.

Very truly yours,

LCC INTERNATIONAL, INC.

By: /s/ Julie A. Dobson

Julie A. Dobson
Chairperson, Board of Directors

Agreed and Accepted as of this 21st day of April 21, 2006

/s/ Louis Salamone, Jr.

Louis Salamone, Jr.